Exhibit 23.2

The accompanying consolidated financial statements give effect to a 1-for-9.08 reverse split for the common and convertible preferred stock of Enphase Energy, Inc., which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-9.08 reverse split of the common and convertible preferred stock of Enphase Energy, Inc. described in the first paragraph of Note 17 to the consolidated financial statements and assuming that from February 22, 2012 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or disclosures therein.

/s/ Deloitte & Touche LLP

San Francisco, California

March 12, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.      to Registration Statement No. 333-174925 on Form S-1 of our report dated February 22, 2012 (March     , 2012 as to effects of the reverse split described in the first paragraph of Note 17) relating to the consolidated financial statements of Enphase Energy, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

San Francisco, California

March     , 2012